Exhibit 99.1(n)

FORM OF

AMENDED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

FOR

INDEXIQ TRUST

WHEREAS, IndexIQ Trust (the “Trust”), on behalf of the separate series of the Trust, engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, shares of beneficial interest of the Trust are currently divided into separate series listed on Exhibit A (each a “Fund”); and

WHEREAS, pursuant to the Investment Advisory Agreement, dated April 15, 2015, the Trust employs Index IQ Advisors LLC (“IQ Advisors”) as adviser for the Funds; and

WHEREAS, pursuant to a Distribution Agreement, dated April 15, 2015, the Trust employs NYLIFE Distributors LLC (“NYLIFE Distributors”) as distributor of the securities of which the Trust is the issuer;

NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, this Amended Multiple Class Plan (the “Plan”), in accordance with Rule 18f-3 under the Act, subject to the following terms and conditions:

1.   Features of the Classes. The classes of shares authorized to be issued by each Fund are set forth in Exhibit A. Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class of shares shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below; (c) each class of shares shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution and/or service arrangement and each class of shares shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and (d) each class of shares shall differ in terms of its eligibility requirements, type and/or amount of shareholder servicing available and/or other features, as described in the Trust’s prospectus(es) as from time to time in effect (together with the Trust’s statement(s) of additional information as from time to time in effect, the “Prospectus”). In addition, the Investor Class, Class A, Class B, Class C, Class I, Class R1, Class R2, Class R3, Class R6 and Class T shares shall have the features described in Sections 2, 3, and 5 below.

2.   Sales Charge Structure.

a. Investor Class Shares. Investor Class shares of a Fund shall be offered at the then-current net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in the Prospectus and shall be subject to such waivers or reductions as are disclosed in the Prospectus. Investor Class shares generally shall not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such other cases as is disclosed in the Prospectus.

b. Class A Shares. Class A shares of a Fund shall be offered at the then-current net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in the Prospectus and shall be subject to such reductions for larger purchasers and such waivers or reductions as are disclosed in the Prospectus. Class A shares generally shall not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such other cases as is disclosed in the Prospectus.

c. Class B Shares. Class B shares of a Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. A contingent deferred sales charge in such amount as is described in the Prospectus shall be imposed on Class B shares, subject to such waivers or reductions as are disclosed in the Prospectus.

d. Class C Shares. Class C shares of a Fund shall be offered at the then-current net asset value without the imposition of a front-end sales charge. A contingent deferred sales charge of 1% shall be imposed (i) on redemptions of Class C shares effected within one year of purchase as disclosed in the Prospectus or (ii) as otherwise disclosed the Prospectus, and shall be subject to such waivers or reductions as are disclosed in the Prospectus.

e. Class I Shares. Class I shares of a Fund shall be offered to eligible purchasers, as defined in the Prospectus, at the then-current net asset value without the imposition of a front-end sales charge or a contingent deferred sales charge.

f. Class R1 Shares. Class R1 shares of a Fund shall be offered to eligible purchasers, as defined in the Prospectus, at the then-current net asset value without the imposition of a front-end sales charge or contingent deferred sales charge.

g. Class R2 Shares. Class R2 shares of a Fund shall be offered to eligible purchasers, as defined in the Prospectus, at the then-current net asset value without the imposition of a front-end sales charge or contingent deferred sales charge.

h. Class R3 Shares. Class R3 shares of a Fund shall be offered to eligible purchasers, as defined in the Prospectus, at the then-current net asset value without the imposition of a front-end sales charge or contingent deferred sales charge.

i. Class R6 Shares. Class R6 shares of a Fund shall be offered to eligible purchasers, as defined in the Prospectus, at the then-current net asset value without the imposition of a front-end sales charge or contingent deferred sales charge.

j. Class T Shares. Class T shares of a Fund shall be offered to eligible purchasers as defined in the Prospectus to eligible purchasers, as defined in the Prospectus, at the then-current net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in the Prospectus and shall be subject to such reductions for larger purchasers and such waivers or reductions as are disclosed in the Prospectus. Class T shares generally shall not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such other cases as is disclosed in the Prospectus.

3.   Service and Distribution Plans. Each Fund, on behalf of each of the Investor Class, Class A, Class B, Class C, Class R2, Class R3 and Class T shares of the Funds has adopted a Plan of Distribution pursuant to Rule 12b-1 of the Act (each a “Rule 12b-1 Plan”). Each Fund, on behalf of each of the Class R1, Class R2 and Class R3 shares has adopted a Shareholder Services Plan (each a “Services Plan”). Each Fund, on behalf of the Class I and Class R6 shares, has adopted neither a Services Plan nor a Rule 12b-1 Plan.

a. Investor Class Shares. Investor Class shares of each Fund pay NYLIFE Distributors monthly a fee at an annual rate of 0.25% of the average daily net assets of the Fund’s Investor Class shares for “distribution-related services” or “service activities” (each as defined in paragraph (k), below), as designated by NYLIFE Distributors.

b. Class A Shares. Class A shares of each Fund pay NYLIFE Distributors monthly a fee at an annual rate of 0.25% of the average daily net assets of the Fund’s Class A shares for “distribution-related services” or “service activities” (each as defined in paragraph (k), below), as designated by NYLIFE Distributors.

c. Class B Shares. Class B shares of each Fund pay NYLIFE Distributors monthly a fee, for “distribution-related services” (as defined in paragraph (k), below) at the annual rate of 0.75% of the average daily net assets of the Fund’s Class B shares. Class B shares of each Fund also pay NYLIFE Distributors monthly a fee at the annual rate of 0.25% of the average daily net assets of the Fund’s Class B shares for “service activities” (as defined in paragraph (k), below) rendered to Class B shareholders.

d. Class C Shares. Class C shares of each Fund pay NYLIFE Distributors monthly a fee, for “distribution-related services” (as defined in paragraph (k), below) at the annual rate of 0.75% of the average daily net assets of the Fund’s Class C shares. Class C shares of each Fund also pay NYLIFE Distributors monthly a fee at the annual rate of 0.25% of the average daily net assets of the Fund’s Class C shares for “service activities” (as defined in paragraph (k), below) rendered to Class C shareholders.

e. Class I Shares. Class I shares do not pay a fee for “distribution-related services” or a fee for “service activities” (each as defined in paragraph (k), below).

f. Class Rl Shares. Class R1 shares of each Fund are authorized to pay IQ Advisors monthly a fee at the annual rate of 0.10% of the average daily net assets of the Fund’s Class R1 shares for “service activities” (as defined below in paragraph (k) below) rendered to Class R1 shareholders.

g. Class R2 Shares. Class R2 shares of each Fund pay NYLIFE Distributors monthly a fee, for “distribution-related services” or “service activities” (as defined in paragraph (k), below) at the annual rate of 0.25% of the average daily net assets of the Fund’s Class R2 shares. Class R2 shares of each Fund  also pay IQ Advisors monthly a fee at the annual rate of 0.10% of the average daily net assets of the Fund’s Class R2 shares for “service activities” (as defined in paragraph (k), below) rendered to Class R2 shareholders.

h. Class R3 Shares. Class R3 shares of each Fund pay the Distributor monthly a fee, for “distribution-related services” or “service activities” (as defined in paragraph (k), below) at the annual rate of 0.50% of the average daily net assets of the Fund’s Class R3 shares. Class R3 shares of each Fund also pay IQ Advisors monthly a fee at the annual rate of 0.10% of the average daily net assets of the Fund’s Class R3 shares for “service activities” (as defined in paragraph (k), below) rendered to Class R3 shareholders.

i. Class R6 Shares. Class R6 shares do not pay a fee for “distribution-related services” or a fee for “service activities” (each as defined in paragraph (k), below).

j. Class T Shares. Class T shares pay the Distributor monthly a fee at an annual rate of 0.25% of the average daily net assets of the Fund’s Class T shares for “distribution-related services” or “service activities” (each as defined in paragraph (k) below rendered to Class T shareholders rendered to Class T shareholders.

k. Distribution-Related Services and Service Activities.

(1) For purposes of the Rule 12b-1 Plans, “distribution-related services” shall include services rendered by NYLIFE Distributors as distributor of the shares of a Fund in connection with any activities or expenses primarily intended to result in the sale of shares of a Fund, including, but not limited to, compensation to registered representatives or other employees of NYLIFE Distributors and to other broker-dealers that have entered into a Soliciting Dealer Agreement with NYLIFE Distributors, compensation to and expenses of employees of NYLIFE Distributors who engage in or support distribution of the Funds’ shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing. “Service activities” shall mean those activities for which a “service fee,” as defined in the rules and policy statements of the Financial Industry Regulatory Authority (“FINRA”), may be paid. Overhead and other expenses related to the “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

(2) For purposes of the Services Plans, “service activities” shall include any personal services or account maintenance services, which may include but are not limited to activities in connection with the provision of personal, continuing services to investors in each Fund; transfer agent and sub-transfer agent services for beneficial owners of Fund shares; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations;

providing sub-accounting services for Fund shares held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; performing daily investment (“sweep”) functions for shareholders; and general account administration activities. Overhead and other expenses related to “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

4.   Allocation of Income and Expenses.

a. The gross income of each Fund shall, generally, be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

(1) Expenses incurred by the Trust (for example, fees of the Trust’s Board of Trustees (“Trustees”), auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund (“Corporate Level Expenses”); and

(2) Expenses incurred by a Fund not attributable to any particular class of the Fund’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund’s assets) (“Fund Expenses”).

b. Certain expenses are attributable to a particular class of shares (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular class and, thus, are borne on a pro rata basis by the outstanding shares of that class. Fees and expenses that are not Class Expenses are allocated among the classes on the basis of their respective net asset values.

(1) Payments of distribution and service fees made pursuant to Rule 12b-1 Plans or Services Plans are Class Expenses and must be allocated to the class for which such expenses are incurred.

(2) Class Expenses may also include:

(a) transfer agent fees identified as being attributable to a specific class of shares;

(b) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy statements to current shareholders of a specific class of shares;

(c) Blue Sky fees incurred by a specific class of shares;

(d) SEC registration fees incurred by a specific class of shares;

(e) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares;

(f) accounting expenses relating solely to a specific class of shares;

(g) auditors’ fees, litigation expenses and legal fees and expenses relating to a specific class of shares;

(h) expenses incurred in connection with shareholders’ meetings as a result of issues relating to a specific class of shares;

(i) expenses incurred in connection with organizing and offering to investors a new class of shares; and

(j) other expenses incurred attributable to a specific class of shares.

5.   Conversion Features. A shareholder’s Investor Class shares in a Fund will be automatically converted to Class A shares of the Fund at the end of the calendar quarter during which the balance of the shareholder’s account in the Fund reaches the then applicable Class A share eligibility requirements set forth in the Prospectus. Any such conversion will occur at the respective net asset values of the share classes next calculated without the imposition of any sales load, fee, or other charge. Automatic conversions do not apply to certain types of accounts that continue to meet one or more exceptions to the eligibility requirements of Class A shares as may be stated in the Prospectus from time to time. If a shareholder no longer meets the eligibility requirements for Class A shares, as described in the Prospectus, the Fund may convert the shareholder’s Class A shares to Investor Class shares (if available). Any conversions covered by this paragraph will be preceded by written notice to shareholders, and will occur at the respective net asset values of the share classes next calculated without the imposition of any sales load, fee, or other charge. Certain Class A shareholders may not be subject to the automatic conversions to Investor Class shares, as described in the Prospectus.

Class B shares will be (i) automatically converted to Investor Class shares if available, or to Class A shares if Investor Class is not available or (ii) the shareholder meets the eligibility requirements for Class A Shares at the end of the calendar quarter occurring eight years after the date a shareholder purchases his Class B shares or as otherwise disclosed in the Prospectus, except that, if immediately after the conversion of fully-aged Class B shares of a Fund held in a shareholder’s account, the aggregate value of any remaining Class B shares of that Fund is determined to be of de minimis value by the Fund, such remaining Class B shares may be automatically converted to Investor Class shares or Class A shares in the same manner as the fully aged Class B shares of the Fund.

As may be further limited by the disclosure in the Prospectus, each share class of a Fund may be converted to another class of shares of the same Fund if the shareholder account meets the then applicable share eligibility requirements for the new share class as set forth in the Prospectus. If a shareholder who was converted to another share class based on the conversion feature described in this paragraph no longer meets the eligibility requirements for that share class, as described in the Prospectus, a Fund may convert the shareholder’s class of shares back to the share class originally held by that shareholder prior to conversion or to such other class in which the shareholder may be eligible to invest. Any conversions covered by this paragraph will be preceded by written notice to shareholders, and will occur at the respective net asset values of the share classes next calculated without the imposition of any sales load, fee, or other charge. It is the Trust’s intention that all share conversions should be made on a tax-free basis, and if this cannot be reasonably assured, the Trustees may modify or eliminate any share class conversion feature.

6.   Accounting Methodology. The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses among the Funds:

a. On a daily basis, a fund accountant shall calculate the fees to be charged to each class of shares as described in this Plan by calculating the average daily net asset value of such shares outstanding and applying the fee rate to the result of that calculation.

b. The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

c. The fund accountant will allocate income and Corporate Level Expenses and Fund Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of a Fund for Fund Expenses, and in relation to the net asset value of the Trust for Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day for non-money market funds, and based on the relative value of settled shares at the beginning of the day for any money market funds.

d. The fund accountant shall then complete a worksheet using the allocated income and expense calculations from paragraph (c) above, and the additional fees calculated from paragraphs (a) and (b) above. The fund accountant may make non-material changes to the form of the worksheet as it deems appropriate.

e. The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

7.   Waiver or Reimbursement of Expenses. Expenses may be voluntarily waived or reimbursed by any adviser or sub-adviser to the Trust, by the Trust’s underwriter or any other provider of services to the Trust without the prior approval of the Trustees.

8.   Effectiveness of Plan. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect interest in the operation of the Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

9.   Material Modification. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Section 8 hereof.

10.   Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and NYLIFE Distributors or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

IN WITNESS WHEREOF, the Trust, on behalf of the Funds, has adopted this Amended Multiple Class Plan as of _______________________, 2017.

EXHIBIT A

IQ U.S. Hedge Multi-Strategy Plus Fund